EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-06123, 333-32329, 333-31410, 333-61560, 333-73880, 333-116368 and 333-138737 on Form S-8 of our report dated March 30, 2007, relating to the consolidated financial statements of Sipex Corporation (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” effective January 1, 2006), appearing in this Annual Report on Form 10-K/A (Amendment No. 2) of Sipex Corporation for the year ended December 30, 2006.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
June 22, 2007